                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                      INTERNATIONAL BARRIER TECHNOLOGY INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    458968104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-(b)

     [X]  Rule 13d-(c)

     [ ]  Rule 13d-(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 2 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              CARL MARKS & CO. INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                    New York
--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER

         NUMBER OF                                1,489,471 shares
          SHARES               -------------------------------------------------
       BENEFICIALLY                6      SHARED VOTING POWER
           OWNED
          BY EACH                                 2,940,000 shares
         REPORTING             -------------------------------------------------
          PERSON                   7      SOLE DISPOSITIVE POWER
           WITH
                                                  1,489,471 shares
                               -------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                  2,940,000 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,489,471 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      5.58%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 3 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                CARL MARKS IB LLC
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

         NUMBER OF                                 2,940,000 shares
          SHARES               -------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
           OWNED
          BY EACH                                  1,489,471 shares
         REPORTING             -------------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH
                                                   2,940,000 shares
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                                   1,489,471 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                2,940,000 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     11.01%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       00
--------------------------------------------------------------------------------

                               Page 3 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 4 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   MARTIN LIZT
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States of America
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

         NUMBER OF                               171,824 shares
          SHARES               -------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
           OWNED
          BY EACH                                0 shares
         REPORTING             -------------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH
                                                 171,824 shares
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                                 0 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 171,824 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      .65%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------

                               Page 4 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 5 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

PRELIMINARY NOTE

THIS COMBINED STATEMENT IS BEING FILED ON BEHALF OF CARL MARKS & CO. INC., CARL
MARKS IB LLC AND MARTIN LIZT. EACH OF THE REPORTING PERSONS STATES THAT IT OR
HE, AS THE CASE MAY BE, IS INCLUDED IN THIS SCHEDULE 13G SOLELY FOR THE PURPOSE
OF PRESENTING INFORMATION WITH RESPECT TO ITS OR HIS OWNERSHIP OF THE COMMON
SHARES AND DISCLAIMS ANY KNOWLEDGE, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AS TO
ANY STATEMENT MADE HEREIN ON BEHALF OF ANY OTHER REPORTING PERSON. EACH OF CARL
MARKS & CO. INC. AND CARL MARKS IB LLC DISCLAIMS ANY BENEFICIAL OWNERSHIP OF
COMMON SHARES OWNED BY MARTIN LIZT; AND MARTIN LIZT DISCLAIMS ANY BENEFICIAL
OWNERSHIP OF COMMON SHARES OWNED BY CARL MARKS & CO. INC. AND CARL MARKS IB LLC.
CARL MARKS & CO. INC., CARL MARKS IB LLC AND MARTIN LIZT HAVE FILED THIS
SCHEDULE 13G AS REPORTING PERSONS IN THE EVENT THEY ARE COLLECTIVELY DEEMED TO
BE A "GROUP" WITHIN THE MEANING OF SECTION 13(g)(3) OF THE SECURITIES EXCHANGE
ACT OF 1934, AS AMENDED.

ITEM 1.

     (a)  Name of Issuer:

               International Barrier Technology Inc.

     (b)  Address of Issuer's Principal Executive Offices:

               750 West Pender Street
               Suite 604
               Vancouver, British Columbia Canada  V6C 2T7

ITEM 2.

     (a)  Name of Persons Filing:

               Carl Marks IB LLC, Carl Marks & Co. Inc. and Martin Lizt.

     (b)  Address of Principal Business Office or, if none, Residence:

               The principal business office of each of Carl Marks &
               Co. Inc. and Carl Marks IB LLC is:

                         900 Third Avenue
                         33rd Floor
                         New York, NY 10022

               The home address of Martin Lizt is:

                         8 Hidden Green Lane
                         Larchmont, NY 10538

                               Page 5 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 6 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

     (c)  Citizenship:

               Carl Marks & Co. Inc:              New York
               Carl Marks IB LLC:                 Delaware
               Martin Lizt:                       United States of America

     (d)  Title of Class of Securities:

               Common Shares, without par value

     (e)  CUSIP Number:

                    458968104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b),
        OR (c), CHECK WHETHER THE PERSON FILING IS A:

                                 NOT APPLICABLE

     (a)  [ ]  Broker or Dealer registered under Section 15 of the Act;

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act;

     (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act;

     (d)  [ ]  An Investment Company registered under section 8 of the
               Investment Company Act;

     (e)  [ ]  An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  [ ]  An Employee Benefit Plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

     (g)  [ ]  A Parent Holding Company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

     (h)  [ ]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. ss. 1813);

     (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

a.   Amount beneficially owned:         4,601,295

     (i)   Carl Marks & Co. Inc.        1,489,471

                               Page 6 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 7 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

     (ii)  Carl Marks IB LLC            2,940,000

     (iii) Martin Lizt                    171,824

b.   Percent of class:                     17.24%

c.   Number of shares:

     (i)    Sole power to vote or direct vote:

            Carl Marks & Co. Inc.       1,489,471

            Carl Marks IB LLC           2,940,000

            Martin Lizt                   171,824

     (ii)   Shared Power to vote or direct vote:

            Carl Marks & Co. Inc.       2,940,000

            Carl Marks IB LLC           1,489,471

            Martin Lizt                        0

     (iii)  Sole power to dispose or to direct disposition of:

            Same response as (c)(i) above.

     (iv)   Shared power to dispose or direct the disposition of:

            Same response as (c)(ii) above.

Item 5. Ownership of Five Percent or Less of a Class.

                                 Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                                 Not applicable

                               Page 7 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 8 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company or Control
         Person.

                                 Not applicable

Item 8.  Identification and Classification of Members of the Group.

                                 Not applicable

Item 9.  Notice of Dissolution of Group.

                                 Not applicable

Item 10. Certification.

                          See attached certifications.

                               Page 8 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 9 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

                                  CERTIFICATION
                                  -------------

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 3, 2005                      CARL MARKS & CO. INC.

                                             By: /s/ David Shnitkin
                                                 -------------------------------
                                                 Name:  David Shnitkin
                                                 Title: Controller

                               Page 9 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 10 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

                                  CERTIFICATION
                                  -------------

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 3, 2005                      CARL MARKS IB LLC

                                             By: Carl Marks & Co. L.P.
                                                 Its Manager

                                             By: Carl Marks & Co. LLC
                                                 Its General Partner

                                             By: /s/ Robert A. Speer
                                                 -------------------------------
                                                 Name:  Robert A. Speer
                                                 Title: Secretary

                               Page 10 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 11 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

                                  CERTIFICATION
                                  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 3, 2005                      By: /s/ Martin Lizt
                                                 -------------------------------
                                                 Martin Lizt

                               Page 11 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 12 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

EXHIBITS

A.   Joint Filing Statement

     See Exhibit A on page 16.

                               Page 12 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 13 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2005                       CARL MARKS & CO. INC.

                                              By: /s/ David Shnitkin
                                                  ------------------------------
                                                  Name:  David Shnitkin
                                                  Title: Controller

                               Page 13 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 14 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2005                       CARL MARKS IB LLC

                                              By: Carl Marks & Co. L.P.
                                                  Its Manager

                                              By: Carl Marks & Co. LLC
                                                  Its General Partner

                                              By: /s/ Robert A. Speer
                                                  ------------------------------
                                                  Name:  Robert A. Speer
                                                  Title: Secretary

                               Page 14 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 15 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2005                       By: /s/ Martin Lizt
                                                  ------------------------------
                                                  Martin Lizt

                               Page 15 of 16 pages

--------------------------                            --------------------------
CUSIP No. 458968104                                   Page 16 of 16 Pages
--------------------------                            --------------------------

                                 SCHEDULE 13G/A

                       EXHIBIT A - JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the Schedule 13G for International Barrier Group Inc. is filed on behalf of each of us. This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Dated: February 3, 2005                       CARL MARKS & CO. INC.

                                              By: /s/ David Shnitkin
                                                  ------------------------------
                                                  Name:  David Shnitkin
                                                  Title: Controller

                                              CARL MARKS IB LLC

                                              By: Carl Marks & Co. L.P.
                                                  Its Manager

                                              By: Carl Marks & Co. LLC
                                                  Its General Partner

                                              By: /s/ Robert A. Speer
                                                  ------------------------------
                                                  Name:  Robert A. Speer
                                                  Title: Secretary

                                                  /s/ Martin Lizt
                                              ----------------------------------
                                                  Martin Lizt

                               Page 16 of 16 pages